EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement on Form F-4 of our reports dated February 7, 2008 relating to the financial statements of Tower Semiconductor Ltd. (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


/s/ Brightman Almagor & Co.
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Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
August 7, 2008